UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 4, 2013

Gladstone Land Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35795	54-1892552
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive Ste 200, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	7032875893

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01. Entry into a Material Definitive Agreement.
On February 1, 2013, Gladstone Land Corporation (the "Company"), a Maryland corporation, amended and restated its existing advisory agreement (the "Amended and Restated Advisory Agreement") between the Company and Gladstone Management Corporation, its registered investment adviser (the "Adviser"). Also, on February 1, 2013, the Company amended and restated its existing administration agreement (the "Amended and Restated Administration Agreement") between the Company and Gladstone Administration, LLC (the "Administrator").
Amended and Restated Avisory Agreement
Under the terms of the Amended and Restated Advisory Agreement, the Company will no longer reimburse its Adviser for its pro rata share of its payroll, benefits and overhead expenses. Instead, the Company will pay an annual base management fee, beginning February 1, 2013, equal to 1.0% of each calendar quarter-end stated amount of its total stockholders’ equity, less the recorded value of any preferred stock the Company may issue and, for 2013 only, any uninvested cash proceeds received from its initial public offering (the "Offering") completed on January 31, 2013, which the Company refers to as the Company’s adjusted total stockholders’ equity, and an additional incentive fee based on funds from operations before giving effect to any incentive fee, which the Company refers to as its pre-incentive fee funds from operations ("FFO"). Beginning in 2014, the Company will pay an annual base management fee equal to 2.0% of its adjusted total stockholders’ equity, which will no longer exclude any uninvested cash proceeds from the Offering and an additional incentive fee based on its pre-incentive fee FFO. If the Amended and Restated Advisory Agreement had been in place during the nine months ended September 30, 2012, and the year ended December 31, 2011, the Company estimates that its base management fee for those periods would have been $59,000 and $76,000, respectively.
For purposes of calculating the incentive fee, its pre-incentive fee FFO will include any realized capital gains or losses, less any dividends paid on any preferred stock outstanding, but will not include any unrealized capital gains or losses. The incentive fee will reward its Adviser if its pre-incentive fee FFO for a particular calendar quarter exceeds a hurdle rate of 1.75%, or 7% annualized, of its adjusted total stockholders’ equity at the end of the quarter. The Company’s Adviser will receive 100% of the amount of the Company’s pre-incentive fee FFO for the quarter that exceeds the hurdle rate but is less than 2.1875% of the Company’s adjusted total stockholders’ equity at the end of any calendar quarter. The Company’s Adviser will also receive an incentive fee of 20% of the amount of the Company’s pre-incentive fee FFO that exceeds 2.1875% for any calendar quarter, or 8.75% annualized. If the Amended and Restated Advisory Agreement had been in place during the nine months ended September 30, 2012, and the year ended December 31, 2011, the Company estimates that it would have incurred incentive fees for those periods of $179,000 and $135,000, respectively.
As with the prior advisory agreement between the Company and the Adviser, under the terms of the Amended and Restated Advisory Agreement, the Company will continue to be responsible for all other expenses incurred for its direct benefit and all fees charged by third parties that are directly related to its business. Although the Company expects to incur these expenses directly, in the event that any of these expenses are incurred on its behalf by its Adviser, the Company will be required to reimburse its Adviser on a dollar-for-dollar basis for all such amounts.
Amended and Restated Administration Agreement
Under the terms of the Amended and Restated Administration Agreement, the Company will pay separately for its allocable portion of the Administrator’s overhead expenses in performing its obligations, including rent and the Company’s allocable portion of the salaries and benefits expenses of its chief financial officer and treasurer, chief compliance officer, internal counsel and their respective staffs. Unlike the Company’s prior administration agreement, which provided that the Company’s allocable portion of these expenses was based on the percentage of time that its Administrator’s personnel devoted to its affairs, under the Amended and Restated Administration Agreement, the Company’s allocable portion of these expenses will be derived by multiplying the Administrator’s total allocable expenses by the percentage of its total assets at the beginning of each quarter in comparison to the total assets of all companies for whom the Company’s Administrator provides services. If the Amended and Restated Administration Agreement had been in place during the nine months ended September 30, 2012, and the year ended December 31, 2011, the Company estimates that its administration fee for those periods would have been $56,000 and $69,000, respectively.

Item 9.01 Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

February 4, 2013	By:	/s/Danielle Jones

Name: Danielle Jones
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT BETWEEN GLADSTONE LAND CORPORATION AND GLADSTONE MANAGEMENT CORPORATION
10.2	SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT BETWEEN GLADSTONE LAND CORPORATION AND GLADSTONE ADMINISTRATION, LLC